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                                PROMISSORY NOTE
                                ---------------
                                 EFFECTIVE-DATE
                                SEPTEMBER 7,1999

     After date, herein set forth, for 885,408 shares of Enerdyne Corporation common stock received, Protalex, Inc., a New Mexico Corporation and its assigns, promise to pay DON L. HANOSH at P.O. Box 502, Albuquerque, New Mexico 87103 the sum of Three Hundred Sixty-eight Thousand Five Hundred Forty-six Dollars ($368,546.00) in the following manner: Three Hundred Sixty-eight Thousand Five Hundred Forty-six Dollars ($368,546.00) on or before September 7,2001.


     Further, the unpaid principal balance shall bear interest at a rate of nine percent (9%) per annum with the first interest payment due on March 7, 2000 and subsequent interest payable on the ninetieth day of each and every ninety day period thereafter until the entire balance hereof with interest thereon, shall he paid, and whenever an installment is paid on the unpaid principal balance, it shall be apportioned between interest and principal, and applied firstly to the payment of all interest due at that date of payment, and the balance applied on the principal amount.


     And, it shall be stipulated, that, in the event that Enerdyne Corporation or Protalex, Inc. or their assigns raise funds through a private placement and or public offering, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), during the term of this Promissory Note, 10% of the gross amount raised must be applied as payment of the Promissory Note.

                                         Protalex, Inc.
                                         A New Mexico Corporation


                                         By: /s/ John E. Doherty
                                            -----------------------
                                         John E. Doherty, President


                                       1.